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                                                                    Exhibit 2.6

                          AGREEMENT FOR SALE OF ASSETS

         AGREEMENT made and entered into by and between Perfect Copy, Inc., a Georgia corporation with a usual place of business at 322 Oak Street, Gainesville, GA 30501 and a second location at 2375 West Broad St Suite A, Athens, GA, 30506 ("SELLER"), and Imtek Corporation, a Maryland corporation qualified to do business in the Commonwealth of Virginia ("BUYER"), with its principal place of business at 707 E. Main Street, Suite 1050, Richmond, VA 23219.

         WHEREAS, Seller operates a business engaged in the sale, leasing, rental, servicing and wholesaling of office equipment products and supplies, including photocopy machines, typewriters, facsimile machines and various other related equipment and products at its leased premises located at the address herein stated; and is desirous of selling the assets of the same to BUYER as a going business concern; and

         WHEREAS, BUYER is willing to purchase said assets and continuing the operation of the business engaged in the sale, leasing, rental, servicing and wholesaling of office equipment products and supplies, including photocopy machines, typewriters, facsimile machines and various other related equipment and products on the terms as herein contained; and

         NOW, THEREFORE, it is for good and valuable consideration and in consideration of the covenants, agreements, representations, warranties, terms, and provisions as herein contained, and mutually, and intending to be legally bound, the parties hereto agree as follows:

                 ARTICLE I: Sale and Purchase of Business Assets

         1.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, Buyer, in reliance upon the representations and warranties of Seller herein made and in the exhibits and schedules annexed hereto, will at the Closing (hereinafter defined), acquire from Seller, and Seller, in reliance upon the representations and warranties of Buyer herein made and in the exhibits and schedules annexed hereto, will at the Closing, transfer and convey to the Buyer, with the exceptions set forth herein, the business, assets, properties and contract rights of Seller, of every type and description, real, personal or mixed, whether tangible or intangible, including the following:

         (a) All of the furniture, fixtures, equipment, autos, supplies, tools of trade and assets of every kind and description relating to or involved in any manner with the Seller's sale, lease, rental, servicing of photocopy equipment, typewriters, facsimile machines and other automated office equipment from its leased business premises.

         (b) All of Sellers accounts receivable of whatever source of the Business Being Purchased, including trade and manufacturer's receivable, in the exact amount of (accounts receivable shall be determined as of the Date of Closing), and such amount shall be guaranteed to be collectible by the Seller and subject to the set-off rights of Buyer as hereinafter provided.


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The Schedule of Accounts Receivable to be purchased by Buyer shall be agreed to by the Buyer and Seller and a copy shall be attached hereto as Exhibit A.

         (c) All inventory, including machines, equipment, furniture, parts, supplies, miscellaneous and rental machines located at customer's business premises, as described on the Schedule of Inventory, of the Business Being Purchased shall be agreed to by the Seller and Buyer and the Schedule of Inventory shall be attached hereto as Exhibit B on the Closing Date.

         (d) All rights under contracts, agreements, franchises and leases of whatever nature, including parts and service contracts and warranty performance agreements, books and records and all other property and rights of every kind and nature owned or held by Seller with regard to the Business Being Purchased on the date of Closing, as such rights and property shown on the Schedule of Contracts to be attached hereto as Exhibit C on the Date of Closing.

         (e) All of Seller's cash in transit as of the date of this Agreement.

         (f) All of the goodwill and the exclusive right, privilege and ownership in perpetuity to the logos, trademarks and name "Perfect Copy", in any manner or form including but not limited to policy manuals, price lists, supplier lists, customer lists, advertising, promotion, signs or otherwise of the Business Being Purchased.

                   ARTICLE II: Assets to be Retained by Seller

         2.1 Excluded Assets. There shall be excluded from Seller's Assets being sold and transferred hereunder the following:

         (a) All cash on hand or on deposit as of the close of business in May 31, 1998.

         (b) All refundable income taxes; the cash surrender value of any life insurance policies; and investments in marketable securities; specified automobiles and motor vehicles; as such terms are defined and itemized on the Schedule of Seller's Excluded Assets to be attached hereto as Exhibit D on the Closing Date.

         (c) Any liabilities, accounts payable or obligations of Seller including any trade payables and open accounts due to the manufacturers, which are either not expressly disclosed or which are not expressly assumed by the Buyer herein or in a Schedule hereto, which liabilities and obligations shall remain the responsibility of Seller and shall be paid by Seller in accordance with their terms. The failure of Seller to pay any such debts, liabilities or obligations shall entitle Buyer, at Buyer's option to pay same on behalf of seller deduct any such payments, including Attorney's fees and costs incurred by Buyer from any deferred sums due Seller as hereinafter stated or as may be otherwise due Seller from Buyer.

                           ARTICLE III: Purchase Price

         3.1 Purchase Price. The total purchase price to be paid to Seller for the sale and transfer of Seller's Assets to Buyer in accordance with the provisions of this Agreement is the approximate sum of Three Hundred Eighty

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Seven Thousand and no/100 ($387,000.00) Dollars plus the buyer shall assume the sellers liability in an amount not to exceed One Hundred Thousand and no/100 ($100,000.00) Dollars for service and performance of the unexpired term for any maintenance contracts as listed in Exhibit E. The purchase price shall be payable in cash as provided in paragraph 3.1(a) below; and, the Buyer shall assume the Seller's liability for service and performance of the unexpired term for any photocopy and facsimile equipment service contracts renewed and invoiced by Seller prior to June 1, 1998.

         (a) At time of closing, Buyer shall pay the Seller the sum Three Hundred Thirty Seven Thousand ($337,000.00) Dollars, less any sums paid directly to Seller's creditors provided in subparagraph (c) hereinafter, and one year from closing date, Buyer shall pay the Seller the sum of Fifty Thousand and no/100 ($50,000.00) Dollars subject to any setoff, each of which sums shall be payable by the Buyer's corporate check.

         (b) The buyer shall assume the Seller's liability for service and performance of the un-expired term for any photocopy and facsimile equipment service contracts renewed and invoiced by Seller prior to June 1, 1998. The Seller shall prepare an itemized list with terms of all such contracts. The Schedule of Maintenance Contracts, which the Buyer is assuming hereunder and a copy shall be attached hereto as Exhibit E on the closing Date.

         (c) The buyer shall assume no other liabilities, accounts, debts or notes payables of the Seller. All liabilities, accounts, debts and obligations, except with respect to deferred service contracts as set forth in paragraph (b) above, shall be paid by the Seller prior to closing or at closing from the proceeds of the transaction or the Buyer may pay any such liabilities or debts directly to the Seller's creditor deducting the amounts so paid from the cash paid to the Seller at Closing as provided in Section (a) above. Attached hereto as Schedule 3.l(c) is an itemization of the Seller's liabilities to be paid at Closing directly by the Buyer. In the event any additional liabilities and obligations of the Seller which accrued prior to the Closing Date and which are not paid by the Seller or directly by the Buyer as herein provided are asserted against the Buyer or the Assets subsequent to the Closing, the Seller shall pay any such liabilities immediately upon demand and of the Buyer or Buyer may, in its sole discretion, pay same on behalf of the Seller and deduct any such payments from the deferred sums due Seller as hereinafter provided.

         For illustration only, if the cost value of the inventory is determined to be Two Hundred Forty Two Thousand ($242,000) Dollars the total purchase price shall be Three Hundred Eighty Seven Thousand ($387,000) Dollars.

                    ARTICLE IV: Allocation of Purchase Price

         The purchase price shall be allocated in the manner following:


                  $  90,000.00          For Article Ia assets
                                        Furniture, Fixtures & Equipment

                  $ 100,000.00          For Article Ib assets
                                        Accounts Receivable

                  $ 242,000.00          For Article 1c assets



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

                                        Inventory

                  $ 20,000.00           Rental Equipment

                  $ 35,000.00           For Article Id assets
                                        Non Compete




                      ARTICLE V: Payment of Purchase Price

The purchase price as herein above to be determined in accordance with Article III; shall be paid in the manner following:

         Three Hundred Forty Thousand ($340,000) at the time of closing, payable by Buyer's corporate check.

         Fifty Thousand ($50,000) Dollars to be paid to Seller in one year. All sums due Seller are subject to the Buyer's rights of set off as provided herein.

                         ARTICLE VI: Sale Free and Clear

Seller agrees that it shall sell said assets free and clear of all liens, encumbrances, liabilities and claims of parties adverse thereto. Seller agrees that it shall:

         1. Waive all the conditions and requirements of the Bulk Sales Act; but Seller shall complete and execute an affidavit annexed as Exhibit F.

         2. At time of closing, Seller shall provide Buyer with a tax waiver from the Department of Revenue.

         3. That any and all liens, encumbrances, security agreements, tax liens or attachments of record shall be fully discharged at time of closing.

         4. Seller shall provide Buyer with an indemnity agreement as annexed as Exhibit G, indemnifying Buyer from any asserted claims against assets sold to Buyer.

              ARTICLE VII: Seller's Warranties and Representations

The SELLER warrants and represents to BUYER with knowledge the BUYER shall rely on same to enter into this transaction, each and all of the foregoing:

         (a) That the Seller owns all and singular the assets being sold hereunder and has full marketable title to same.

         (b) That the Seller has full right and authority to enter into this agreement and right to perform and sell hereunder.

         (c) That there are no known eminent domain, condemnation or eviction proceedings affecting the premises area containing the business or any of its common areas.

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         (d) That at the time of the sale, all fixtures, office equipment, other equipment, air conditioners, heating equipment and other apparatus shall be in good working order at the time of passing.

         (e) That seller does not have any undisclosed liabilities which have not heretofore been paid and discharged, except (a) to the extent disclosed in this Agreement or in any schedule annexed to this Agreement if such liabilities are to be assumed by the Buyer; (b) those liabilities to be paid by Seller at the closing from the proceeds of the transaction described in this Agreement;
(c) those liabilities to be paid by the Seller subsequent to the closing for continuing obligations of the Seller.

         (f) Seller has timely filed with the appropriate Federal and State governmental agencies all tax returns and tax reports required to be filed by it including sales tax returns and reports. Seller has paid all taxes, assessments, fees and other governmental charges levied upon its assets and income, other than those not yet due and payable or delinquent which Seller will pay before delinquency. Seller has not had its federal income tax returns audited by the Internal Revenue Service, nor has it had a State of Georgia state sales tax audit within the last two fiscal years preceding the date of this agreement.

         (g) Seller has no litigation, including any arbitration investigation or other proceeding of or before any court, arbitrator, or governmental or regulatory official body or authority pending or to the best knowledge of the Seller, threatened against Seller or which relates to the Seller's Assets or the transactions contemplated by this Agreement, nor does the Seller know of any reasonable likely basis for any such litigation, the result of which could adversely affect Seller, its Assets or the transactions contemplated hereby.

         (h) No representations and or warranty by Seller in this Agreement, or any documents provided hereunder, contains or will contain any untrue statement or omits or will omit to state any material fact necessary to make the statements contained herein not misleading.

                      ARTICLE VIII: Covenant Not To Compete

Jimi Epps and Donald Blackburn shall have entered into the Restrictive Covenants Agreement in the form attached hereto as Exhibit H.

                 ARTICLE IX: Seller's Obligation Pending Closing

Seller agrees, warrants and covenants that during the pendency of this agreement, that:

         (a)      Seller shall maintain customary hours.

         (b) Seller shall maintain its customary and usual pricing and promotional programs.

         (c) Seller shall maintain an adequate stock necessary to maintain the goodwill of the business.

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         (d) Seller shall maintain the current employees for the benefit of
BUYER; however nothing herein shall prevent a discharge for cause or require BUYER to employ any present employees.

                               ARTICLE X: Casualty

The risk of any loss, destruction or other damage to the Seller's Assets, other than ordinary wear and tear, between the date of execution hereof and the completion of the Closing, shall be solely that of Seller.

           ARTICLE XI: Conditions-Precedent-Concurrent-and-Subsequent

This agreement and all of BUYER'S obligations hereunder shall be fully conditional upon the occurrence of the following:

         (a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects as of and at the Closing Date.

         (b) Seller shall have performed and complied with all agreements, terms and conditions required by this Agreement on or before the Closing Date.

         (c) No change other than as contemplated or permitted by this Agreement, or other than in the normal course of Seller's business, shall have occurred from May 15, 1998 to the Closing Date.

         (d) Jimi Epps and Donald Blackburn shall have entered into the Restrictive Covenant Agreement in the form attached hereto as Exhibit H.

         (e) Seller agrees to order and deliver to Buyer appropriate Atax clearance letters from the Department of Revenue and/or State of Georgia evidencing current payment of all state imposed sales and/or use taxes of any nature due or to become due through the Effective Date.

         (f) At or prior to closing, Seller will obtain valid, binding, and enforceable releases, satisfactions and/or discharges, as the case may be, of all of the liens, charges, and encumbrances affecting Seller's Assets, except those expressly assumed and accepted by Buyer hereunder or to be payable by Seller after closing.

         (g) Jimi Epps and Don Blackburn agree and shall have entered into the employment contract guaranteeing a minimum one-year of service to Imtek in the form attached hereto as Exhibit I.

                              ARTICLE XII: Brokers

The parties warrant and represent to each other that Jeff Sturm served as a broker in the transaction and will be paid $23,000.00 by Imtek.

                           ARTICLE XIII: Miscellaneous

         (1) To the extent previously not furnished to Buyer, all of Seller's business records and papers and any order, contracts, agreements, purchase orders, accepted or unaccepted, quotations, and any other property or records

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used and usable in connection with the continued operation of Business Being
Purchased.

         (2) This Agreement supersedes any and all agreements, if any, previously made between the parties relating to the subject matter hereof, and there are no understandings or agreements other than those included herein.

         (3) Any notice, payment, request, instruction or other document to be delivered hereunder shall be deemed sufficiently given if in writing and delivered personally or mailed by certified mail, postage prepaid, if to Buyer:

                                    IMTEK CORPORATION
                                    Michael Lowe
                                    President
                                    707 East Main Street Suite 1050
                                    Richmond, VA 23219

and if addressed to Seller:

                                    Jimi Epps
                                    322 Oak Street, Suite 1
                                    Gainesville, GA 30501

unless in each case Buyer and Seller shall have notified the other in writing of a different address.

         (4) Headings are for convenience only and are not an integral part of this Agreement.

         (5) For value received, the receipt of which is hereby acknowledged, any covenant, agreement, representation, warranty, or other commitment herein made by Seller is unconditionally, individually and severally made and guaranteed by Jimi Epps the sole shareholder of the Seller who joins in and who executes this Agreement for such express purpose.

         (6) All fees, costs, charges, expenses, taxes required to be paid or imposed in connection withs with the negotiation, preparation or transfer of any Seller's Assets pursuant to the terms of this Agreement shall be paid by the Seller.

         (7) The parties shlal do, undertake, execute and perform all acts and documents reasonably required to carry out the tenor and provisions of this Agreement.

                              ARTICLE XIV: Closing

The Closing shall be on June 3, 19998 with the agreement of sale of assets to be effective June 1, 1998 at the office of the Seller, 322 Oak Street, Gainsville, GA.

               In witness whereof, the partied have executed this Agreement this 1st day of June 1998.

                                    BUYER

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                                    IMTEK CORPORATION

                                    BY: /s/ Michael L. Lowe
                                           Michael L. Lowe
                                           Its Authorized Representative

                                    SELLER
                                    PERFECT COPY, INC.

                                    BY: Jimi Epps
                                        Jimi Epps
                                        President

                                    GUARANTOR
                                    Jimi Epps

                                    BY: /s/ Jimi Epps
                                            Jimi Epps
                                            Individually